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SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE (“Sixth Supplemental Indenture”), dated as of December 10, 2020, among (i) SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), (ii) A.W. REALTY COMPANY, LLC, a Texas limited liability company, ANGELINA GATHERING COMPANY L.L.C., a Texas limited liability company, SWN DRILLING COMPANY, LLC, a Texas limited liability company, SWN E & P SERVICES, LLC, a Texas limited liability company, SWN ENERGY SERVICES COMPANY, LLC, a Texas limited liability company, SWN INTERNATIONAL, LLC, a Delaware limited liability company, SWN MIDSTREAM SERVICES COMPANY, LLC, a Texas limited liability company, SWN PRODUCER SERVICES, LLC, a Texas limited liability company, SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, SWN WATER RESOURCES COMPANY, LLC, a Texas limited liability company, and SWN WELL SERVICES, LLC, a Texas limited liability company (each Person in this clause (ii), an “Existing Guaranteeing Subsidiary,” and together, the “Existing Guaranteeing Subsidiaries”), each, a subsidiary of the Company, (iii) BLUE RIDGE MOUNTAIN RESOURCES, INC., a Delaware corporation, ECLIPSE GP, LLC, a Delaware limited liability company, ECLIPSE RESOURCES I, LP, a Delaware limited partnership, ECLIPSE RESOURCES-OHIO, LLC, a Delaware limited liability company, ECLIPSE RESOURCES-PA, LP, a Delaware limited partnership, SWN MIDSTREAM SERVICES COMPANY, LLC, a Texas limited liability company, and TRIAD HUNTER, LLC, a Delaware limited liability company (each Person in this clause (iii), an “Additional Guaranteeing Subsidiary,” and together, the “Additional Guaranteeing Subsidiaries,” and together with the Existing Guaranteeing Subsidiaries, the “Guaranteeing Subsidiaries”), and (iv) REGIONS BANK, as successor trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Company has heretofore executed and delivered to U.S. Bank National Association, as prior trustee (the “Prior Trustee”), a base indenture (the “Base Indenture”), dated as of January 23, 2015, a first supplemental indenture (the “Original First Supplemental Indenture” and, as amended and supplemented by the Third Supplemental Indenture referred to below, the “First Supplemental Indenture”), dated as of January 23, 2015, a second supplemental indenture (the “Second Supplemental Indenture”), dated as of September 25, 2017, a third supplemental indenture (the “Third Supplemental Indenture”), dated as of November 29, 2017, a fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of April 26, 2018, and a fifth supplemental indenture (the “Fifth Supplemental Indenture” and the Base Indenture as supplemented by the Original First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), dated as of December 3, 2018, providing for the issuance of 4.950% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Prior Trustee, the Trustee and the Company entered into that certain Agreement of Resignation, Appointment and Acceptance, dated as of March 11, 2020, pursuant to which (i) the Prior Trustee resigned as trustee under the Indenture, (ii) the Company appointed

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the Trustee as trustee under the Indenture, and (iii) the Trustee accepted its appointment as trustee under the Indenture, in each case, in accordance with Section 7.08 of the Indenture and effective as of the opening of business on March 11, 2020;

WHEREAS, Section 5.03 of the First Supplemental Indenture provides that if any of the Company’s Subsidiaries guarantees, becomes a borrower or guarantor under, or grants any Lien to secure any obligations pursuant to (i) the Senior Credit Facility or any future Credit Facility or (ii) any other indebtedness for money borrowed in excess of $500.0 million, then the Company shall cause such Subsidiary to become a Security Guarantor by executing a supplement to the Indenture and delivering such supplement to the Trustee promptly;

WHEREAS, each of the Additional Guaranteeing Subsidiaries has been added or is expected to be added as a guarantor to the Senior Credit Facility (as defined in the Base Indenture); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Sixth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Additional Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Agreement to Guarantee. Each Additional Guaranteeing Subsidiary hereby agrees in accordance with Section 5.03 of the First Supplemental Indenture to provide an unconditional Security Guarantee with respect to the Notes on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 11 thereof.

3.No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Guaranteeing Subsidiary shall not have any liability for any obligations of the Company under the Notes, the Indenture, this Sixth Supplemental Indenture or any Security Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

4.Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all

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such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Sixth Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Sixth Supplemental Indenture. Any party delivering an executed counterpart of this Sixth Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Sixth Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Sixth Supplemental Indenture.

6.Headings. The headings of the Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Sixth Supplemental Indenture or fully and with like effect as if set forth in full herein.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 10, 2020	A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
BLUE RIDGE MOUNTAIN RESOURCES, INC.
ECLIPSE GP, LLC
ECLIPSE RESOURCES I, LP
ECLIPSE RESOURCES-OHIO, LLC
ECLIPSE RESOURCES-PA, LP
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC
TRIAD HUNTER, LLC

By:     /s/ Julian M. Bott
Name:    Julian M. Bott
Title:    Executive Vice President and Chief Financial Officer

SOUTHWESTERN ENERGY COMPANY

By:     /s/ Julian M. Bott
Name:    Julian M. Bott
Title:    Executive Vice President and Chief Financial Officer

REGIONS BANK, as Trustee

By:     /s/ Douglas Milner
Name:    Douglas Milner
Title:    Senior Vice President